To Our Shareholders, Customers, and Friends:
The year 2009 will be remembered as one of important achievements for Centra as we have made impressive gains in a tough economy and positioned the company to seize long-term opportunities.
•	Net income available to common stockholders increased 8.0% to $7.1 million

•	Total assets increased 6.5% or $79.0 million to $1.3 billion

•	Total deposits increased 10.1% or $102.1 million to $1.1 billion

•	Loan delinquency and losses held at 0.64% and 0.39%, respectively, which compares favorably to Centra’s Federal Reserve peer group and is much better than most regional banking companies

•	The Tier 1 Capital ratio increased to 10.9%, nearly double the 6% threshold requirement for “Well Capitalized” institutions based upon regulatory guidelines, the highest standard for banks

•	The allowance for loan loss strengthened to 1.76%, an increase of 10.0%
Centra’s net income available to common stockholders was $7.1 million in 2009 compared to $6.6 million in 2008. Total assets increased to $1.3 billion at year end compared to $1.2 billion in 2008, while we increased market share in each of the areas we service.
At the October Board meeting, after reviewing the company’s increased earnings performance and strong growth, your Board of Directors declared the company’s eighth consecutive quarterly cash dividend which was paid on January 4, 2010, while many of our peers are decreasing or eliminating dividend payments altogether.
At their December meeting, your Board of Directors unanimously voted to authorize a $20 million stock offering in order to increase our already strong capital levels. Our stockholders, customers and friends in all of our markets have embraced it with both their enthusiasm and their checks. Our reason for initiating this offering is to capitalize on what we perceive as once in a lifetime market turmoil in two of our regions. Since our inception, Centra has a track record of making the most of times when our competitors are in the process of considerable change.
Finally, on February 14, 2010, Valentine’s Day, we will celebrate our tenth birthday. It was that day that we opened in Morgantown, our first office—in our first market. We had 1 office, 14 employees, $0 assets and a sense of urgency and excitement. Now, we are a company with 17 offices in three states, 285 employees, $1.3 billion in total assets and the same sense of urgency and excitement as we did then.
Looking ahead, there is no doubt, we understand the importance of our opportunities and are invigorated by the chance it gives us to perform.
On behalf of the Centra family,
Douglas J. Leech
Chairman, CEO and Founder
dleech@centrabank.com

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Condition

(Dollars in Thousands, except Per Share Data)	December 31,	December 31,
(Unaudited)	2009	2008
ASSETS
Cash and due from banks	$3,961	$18,646
Interest-bearing deposits in other banks	1,996	1,650
Federal funds sold	68,607	—

Total cash and cash equivalents	74,564	20,296

Available-for-sale securities, at estimated fair value (amortized cost of $128,966 and $117,740 on December 31, 2009 and 2008, respectively)	131,531	119,550
Other investment securities, at cost	2,922	1,993

Loans, net of unearned income	1,022,852	1,025,212
Allowance for loan losses	(18,010)	(16,367)

Net loans	1,004,842	1,008,845

Premises and equipment	22,362	21,446
Loans held for sale	2,593	1,961
Goodwill and other intangibles	15,557	16,297
Other assets	38,186	23,169

Total assets	$1,292,557	$1,213,557

LIABILITIES
Deposits
Non-interest bearing	$155,690	$132,229
Interest-bearing	958,656	880,164

Total deposits	1,114,346	1,012,393

Short-term borrowings	40,781	75,285
Long-term debt	20,000	20,000
Other liabilities	12,286	10,637

Total liabilities	1,187,413	1,118,315

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 7,122,525 and 6,804,084 issued and outstanding on December 31, 2009 and 2008, respectively	7,123	6,804
Additional paid-in capital	97,320	93,887
Retained earnings (deficit)	(838)	(6,535)
Accumulated other comprehensive income	1,539	1,086

Total equity	105,144	95,242

Total liabilities and stockholders’ equity	$1,292,557	$1,213,557

Centra Financial Holdings, Inc., and Subsidiaries

Consolidated Statements of Income

(Dollars in Thousands, except Per Share Data)	Year Ended Dec. 31,		Quarter Ended Dec. 31,
(Unaudited)	2009	2008	2009	2008
INTEREST INCOME
Loans, including fees	$60,746	$63,607	$15,094	$15,915
Loans held for sale	159	164	33	29
Securities available-for-sale	4,002	5,234	936	1,132
Interest-bearing bank balances	3	23	2	1
Federal funds sold	36	327	26	14

Total interest income	64,946	69,355	16,091	17,091

INTEREST EXPENSE
Deposits	20,846	27,488	4,743	6,111
Short-term borrowed funds	291	817	49	113
Long-term debt	575	1,094	116	292

Total interest expense	21,712	29,399	4,908	6,516

Net interest income	43,234	39,956	11,183	10,575

Provision for credit losses	5,669	5,157	3,163	3,186

Net interest income after provision for credit losses	37,565	34,799	8,020	7,389

OTHER INCOME
Service charges on deposit accounts	3,717	3,058	1,005	987
Other service charges and fees	2,521	2,431	663	613
Secondary market income	1,368	1,187	301	192
Security (losses) gains	(475)	217	(139)	5
Other	746	890	206	203

Total other income	7,877	7,783	2,036	2,000

OTHER EXPENSE
Salary and employee benefits	15,647	16,423	4,146	3,993
Occupancy expense	2,781	2,600	756	699
Equipment expense	2,327	2,169	586	573
Advertising	1,578	1,388	456	374
Professional fees	934	1,283	265	381
Data processing	2,523	2,220	643	600
Other outside services	1,033	901	272	234
Regulatory assessment	1,922	696	396	307
Other	4,654	5,083	1,284	1,110

Total other expense	33,399	32,763	8,804	8,271

Net income before income tax	12,043	9,819	1,252	1,118

INCOME TAX EXPENSE	4,026	3,249	317	332

Net income	8,017	6,570	935	786

Dividends and accretion on preferred stock (TARP)	923	—	—	—

Net income available to common stockholders	$7,094	$6,570	$935	$786

Basic earnings per share	$1.02	$1.00	$0.13	$0.12
Diluted earnings per share	$0.97	$0.92	$0.12	$0.11
Weighted average shares outstanding — basic	6,945,644	6,597,386	7,043,786	6,652,747
Weighted average shares outstanding — diluted	7,342,174	7,125,462	7,514,265	7,118,402
Cash dividends declared per share	$0.20	$0.20	$0.05	$0.05

Total Assets
Total Loans
Total Deposits
Net Income Available to Common Stockholders

ABOUT CENTRA
TODAY
CORPORATE INFORMATION
Centra Headquarters
990 Elmer Prince Drive
Morgantown, WV 26508
Independent Registered Public Accountants
Ernst & Young LLP
Cleveland, Ohio
Stockholders of Record
1,554 as of December 31, 2009
Registrar and Transfer Agent
If you have any questions concerning transfer
procedures or other stock account matters, please
contact our transfer agent at the following address
Registrar & Transfer Company
PO Box 664
Cranford, NJ 07016
800/368-5948
Shareholder Relations
Timothy P. Saab
Corporate Secretary
Centra Financial Holdings, Inc.
990 Elmer Prince Drive
Morgantown, WV 26505
304/581-6002
tsaab@centrabank.com
Centra Annual Report on Form 10-K
The company’s annual report is filed with the U.S. Securities and Exchange commission on Form 10K. For current and prior years reports, access the SEC website at www.SEC.gov.